Exhibit 10.1
FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT
THIS FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated this 9th day of September, 2008, by and between ROBERT N. WILDRICK (“Executive”) and JOS. A. BANK CLOTHIERS, INC. (“Employer” or “Company”),
WITNESSETH THAT:
WHEREAS, Executive and Employer are the sole parties to that certain Employment Agreement dated as of November 1, l999, as amended by that certain First Amendment to Employment Agreement, dated March 6, 2000, that certain Second Amendment to Employment Agreement, dated May 25, 2001 and that certain Third Amendment to Employment Agreement, dated October 2, 2003 (as so amended, the “Employment Agreement”); and
WHEREAS, Executive and Employer have agreed to amend the Employment Agreement as hereinafter set forth; and
WHEREAS, following the expiration of the Employment Agreement pursuant to this Amendment, Executive has no intent of resuming his duties as an officer or employee of the Company at any time in the foreseeable future
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive and Employer hereby agree as follows:
1. The last day of the Employment Period shall be December 20, 2008. Following the Employment Period, Executive shall no longer be an officer or employee of Employer. On or before the last day of the Employment Period, the Company shall pay to Executive, in lieu of and not exceeding various other payments which otherwise would have been due to Executive under the Employment Agreement, the sum of $1,009,000, less applicable withholdings.
2. Executive participates in a Bonus Plan in accordance with the Employment Agreement. Under the Bonus Plan, Executive is entitled to receive a bonus of up to 250% of his base salary upon achievement by the Company of certain specified earnings per share, payable quarterly. As of the date hereof, Executive has received the first two quarterly payments of his Bonus for fiscal year 2008. As of the last day of the Employment Period, it is anticipated that Executive will have received the third such quarterly payment. Absent the expiration of the Employment Agreement pursuant to this Amendment, Employer and Executive anticipate that Executive would have received the fourth such quarterly payment by not later than May 1, 2009. As a result of the expiration of the Employment Agreement pursuant to this Amendment, Executive will not be eligible for payment of such fourth quarterly Bonus payment.
3. Absent the expiration of the Employment Agreement pursuant to this Amendment, Employer and Executive anticipate that Executive would have received weekly Base Salary at the annualized rate of $1,136,218 for the period from December 21, 2008 through January 31, 2009. As a result of the expiration of the Employment Agreement pursuant to this Amendment, Executive will not be eligible for payment of Base Salary for such period.

4. Pursuant to the terms of the Employment Agreement, upon termination of the Employment Period, in addition to any termination compensation which may otherwise be payable, Employer agreed to pay to Executive an amount equivalent to Executive’s per diem compensation at the then-current Base Salary rate multiplied by the number of unused vacation days, including any carry-over, accrued by Executive as of the expiration of the Employment Period. As a result of the expiration of the Employment Agreement pursuant to this Amendment, Executive will not be eligible for payment of such per diem compensation.
5. Upon reaching the age of eligibility, Employee shall, upon request by Employer, enroll in Medicare (or any successor governmental-sponsored program of insurance). Employer shall (a) administer Employee’s benefits under Medicare and (b) be responsible for all of Employee’s premiums, deductibles and co-pays which otherwise would not have been incurred by Employee had Employer’s insurance been primary rather than secondary in the coordination of benefits for Employee. Subject to such coordination of benefits, Employer shall provide to Executive during the remainder of his life the highest level of hospital, medical, dental, vision and medical expense reimbursement insurance as is provided by Employer, from time to time, to its most senior executives. Notwithstanding Employee’s enrollment in Medicare, Employee shall be entitled to receive the full level of services he otherwise would have received had Employer’s insurance been primary rather than secondary in the coordination of benefits for Employee.
6. The Employment Agreement shall expire effective as of the end of the Employment Period and shall thereupon be of no further force or effect. Except as otherwise set forth herein, Executive shall not be entitled to receive from Employer any payments or benefits under the Employment Agreement following the expiration of the Employment Period. Executive acknowledges foregoing all potential severance payments which otherwise may have been due under the Employment Agreement. For example, if the Company had elected to unilaterally terminate the Employment Agreement, the Company would have been liable to pay to Executive the sum of $1.5 million.
Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect according to its terms. To the extent of any conflict between the terms of this Amendment and the terms of the Employment Agreement, the terms of this Amendment shall control and prevail. Capitalized terms used but not defined herein shall have those respective meanings attributed to them in the Employment Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.
JOS. A. BANK CLOTHIERS, INC.

By:	/s/ Sidney H. Ritman	/s/ ROBERT N. WILDRICK
	Sidney H. Ritman, Chairman, Compensation Committee	ROBERT N. WILDRICK

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